Filed Pursuant to Rule 424(b)(3)
Registration Statement No.
333-115317
333-115317-01

PROSPECTUS SUPPLEMENT NO. 3

(To Prospectus dated October 20, 2004)
$150,000,000

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.

2.00% SENIOR CONVERTIBLE NOTES DUE 2024
GUARANTEED BY AMERICAN AXLE & MANUFACTURING, INC.
AND
COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES

     This prospectus supplement No. 3 supplements and amends the prospectus dated October 20, 2004, as supplemented and amended by prospectus supplement No. 2 dated May 19, 2005 relating to $150,000,000 aggregate original principal amount of our 2.00% senior convertible notes due 2024 guaranteed by American Axle & Manufacturing, Inc. and shares of our common stock issuable upon conversion of the notes held by the selling securityholders.

     The table beginning on page 44 of the prospectus, as supplemented and amended by prospectus supplement No. 2 dated May 19, 2005, sets forth information with respect to the selling securityholders and the respective amounts of notes beneficially owned by each selling securityholder that may be offered pursuant to the prospectus. The table is hereby supplemented and amended as follows:

	Principal Amount			Percentage of
	of Notes	Percentage	Number of Shares	Common
	Beneficially Owned	of Notes	of Common Stock	Stock
Name of Selling Securityholder	That May Be Sold	Outstanding	That May Be Sold	Outstanding

Ret Pension Plan of the CA State Auto Assn. (39)	$100,000.00	*	1,804	*
Merrill Lynch, Pierce, Fenner & Smith, Inc. (40)	$100,000.00	*	1,804	*
MAG Mutual Insurance Co. (41)	$75,000.00	*	1,353	*
Medical Liability Mutual Ins. Co. (41)	$6,775,000.00	4.52%	122,235	*
Ottio Insurance Company (41)	$375,000.00	*	6,766	*
Princeton Medical Mutual Ins. Co. (41)	$1,275,000.00	*	23,004	*
Salomon Brothers Asset Management, Inc. (42)	$100,000.00	*	1,804	*

(39)	Mark Hudoff has power to direct the voting and disposition of securities held by the selling securityholders.

(40)	Brennan Warble has power to direct the voting and disposition of securities held by the selling securityholders.

(41)	Robert Young has power to direct the voting and disposition of securities held by the selling securityholders.

(42)	Peter Luke has power to direct the voting and disposition of securities held by the selling securityholders.

     Merrill Lynch, Pierce, Fenner & Smith, Inc. is a broker-dealer. It is, under interpretations of the Securities and Exchange Commission, an “underwriter” within the meaning of the Securities Act.

     The prospectus dated October 20, 2004, as amended and supplemented by prospectus supplement No. 2 and by this prospectus supplement No. 3 constitutes the prospectus required to be delivered by Section 5(b) of the Securities Act of 1933, as amended, with respect to offers and sales of the notes and the common stock issuable upon conversion of the notes.

      Investing in the notes and common stock involves risks. See “Risk Factors” beginning on page 7 of the prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

THE DATE OF THIS PROSPECTUS SUPPLEMENT IS JULY 12, 2005.